Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 8, 2010 relating to the financial statements and the effectiveness of internal control over financial reporting of Powell Industries, Inc., included in its Annual Report on Form 10-K for the year ended September 30, 2010.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
December 21, 2010